Exhibit 107

Calculation of Filing Fee Table

Form S-3

(Form Type)

CareDx, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee	Carry Forward File Type	Carry Forward File Number	Carry Forward Initial Effective date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward

Fees to Be Paid	Equity	Common Stock, par value $0.001 per share	457(o)	(1)	(3)	(1)		—

Fees to Be Paid	Equity	Preferred Stock, par value $0.001 per share	457(o)	(1)	(3)	(1)		—

Fees to Be Paid	Debt	Debt Securities	457(o)	(1)	(3)	(1)		—

Fees to Be Paid	Other	Warrants	457(o)	(1)	(3)	(1)		—

Fees to Be Paid	Other	Units(2)	457(o)	(1)	(3)	(1)		—

Fees to Be Paid	Other	Rights	457(o)	(1)	(3)	(1)		—

Fees to Be Paid	Unallocated (Universal Shelf)	Unallocated (Universal Shelf)	457(o)	(1)	(3)	$250,000,000	$0.00014760	$36,900

Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A

Carry Forward Securities

Carry Forward Securities	N/A	N/A	N/A	N/A		N/A			N/A	N/A	N/A	N/A

	Total Offering Amounts					N/A	—	$36,900

	Total Fees Previously Paid					—	—	—

	Total Fee Offsets					—	—	—

	Net Fee Due					—	—	$36,900

(1)

The amount to be registered consists of up to $250,000,000 of an indeterminate amount of common stock, preferred stock, debt securities, warrants and/or units that may be offered and sold from time to time in one or more offerings. There is also being registered hereunder such currently indeterminate number of (i) shares of common stock or other securities of the registrant as may be issued upon conversion of, or in exchange for, convertible or exchangeable debt securities and/or preferred stock registered hereby, or (ii) shares of debt securities, common stock, preferred stock or units as may be issued upon exercise of warrants registered hereby, as the case may be, including under any applicable anti-dilution provision. Any securities registered hereunder may be sold separately or together with other securities registered hereunder. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or pursuant to anti-dilution provisions of any of the securities. Separate consideration may or may not be received for securities that are issuable upon conversion, exercise or exchange of other securities.

(2)	Each unit will represent an interest in two or more other securities, which may or may not be separable from one another.
(3)

The proposed maximum offering price per security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security pursuant to General Instruction II.D. of Form S-3 under the Securities Act.